Exhibit 99.1

Press Release

Hydril Announces Full Year and Fourth Quarter 2003 Results

HOUSTON February 2, 2004 / Business Wire / — Hydril (NASDAQ: HYDL) reported net income for the year-ended December 31, 2003 of $25.6 million or $1.11 per diluted share compared to $26.5 million or $1.16 per diluted share for 2002. Revenue of $212 million was down 12% from the prior year and operating income of $34.2 million was down 23% from 2002.

Chris Seaver, President and CEO stated, “Despite strong commodity prices throughout 2003, the widely anticipated upturn in the drilling markets in which we participate failed to materialize until late in the year, and our business was also impacted as some drilling contractors reduced spending levels and our premium connection distributors continued inventory de-stocking. Despite this lower level of activity, Hydril’s operating margin held within two percentage points of the 20-year high set in 2002, which can be attributed to our continuing focus on improving work processes and the higher quality of our manufacturing infrastructure, since our initial public offering in 2000. During the year our strong cash generation enabled us to pay off $30 million of debt, invest $9 million in capital expenditures in our business, and contribute $7 million to our pension fund.”

For the fourth quarter ended December 31, 2003, net income was $5.2 million or $.23 per diluted share, compared to $7.7 million or $.34 for the third quarter. The third quarter included a research and experimentation income tax credit which, net of expenses, increased earnings by $.15 per share. Revenue of $49.9 million was down 1% while operating income of $8 million was up 29% from the third quarter. Higher pressure control aftermarket sales in late December resulted in fourth quarter operating income being higher than was anticipated in mid-December when our earnings guidance was released.

Premium connection segment revenue for the fourth quarter increased 4% sequentially to $25.9 million, while operating income increased 24% to $6.7 million. The improvement in operating income was the result of slightly higher sales volumes coupled with higher utilization of international plants, and slightly lower selling, general and administrative expenses.

Pressure control segment revenue for the fourth quarter decreased 6% sequentially to $24 million, while operating income increased 6% to $4.7 million. The decline in revenue was primarily due to lower aftermarket sales, while the increase in operating income was due to lower engineering expense as projects came to completion during the quarter, and lower segment overhead. Plans by some drilling contractors to reduce expenditures negatively impacted aftermarket spares revenue in the quarter. The backlog of capital equipment orders stood at $11.5 million at the end of the fourth quarter, down $5.5 million from the prior quarter end.

Hydril’s conference call to discuss fourth quarter financial results is scheduled for February 3, 2004 at 8:30 a.m. EST, (7:30 a.m. CST). For further information on the call or the web cast, please visit the company’s website at www.hydril.com or see the company’s press release dated January 22, 2004.

Hydril Company, headquartered in Houston, Texas, is engaged worldwide in engineering, manufacturing and marketing premium connection and pressure control products used for oil and gas drilling and production.

Forward-Looking Statements

This press release contains forward-looking statements concerning expected fourth quarter results. These statements relate to future events and the company’s future financial performance, including the company’s business strategy, and involve known and unknown risks and uncertainties. These risks, uncertainties and assumptions, many of which are more fully described in Hydril Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed with the Securities and Exchange Commission, include, but are not limited to, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Hydril’s products, the impact of geo-political and other events affecting international markets and trade, Hydril’s ability to remain on the leading edge of technology in its products and maintain and increase its market share, the impact of international and domestic trade laws, the loss of or change to distribution methods of premium connections in the U.S. and Canada, overcapacity in the pressure control industry, and high fixed costs that could affect the pricing of Hydril’s products. These factors may cause Hydril’s or the industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

Contact:

Hydril Company

Sue Nutt

Investor Relations

(281) 985-3532

HYDRIL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenue
Premium Connection	$25,932	$30,699	$110,270	$127,116
Pressure Control
Aftermarket	13,002	12,666	55,048	51,264
Capital Equipment	10,951	13,903	46,699	63,144

Subtotal Pressure Control	23,953	26,569	101,747	114,408

Total Revenue	49,885	57,268	212,017	241,524

Total Gross Profit	19,185	22,322	81,893	90,670
Gross Margin	38%	39%	39%	38%

Selling, General, and Admin. Expenses	11,205	12,076	47,730	46,345

Operating Income (Loss)
Premium Connection	6,731	9,355	27,611	36,721
Pressure Control	4,726	4,028	20,261	19,721
Corporate Administration	(3,477)	(3,137)	(13,709)	(12,117)

Total Operating Income	7,980	10,246	34,163	44,325
Operating Margin	16%	18%	16%	18%
Interest Expense	—	(562)	(1,101)	(4,831)
Interest Income	122	319	724	1,477
Other Income/(Expense)	(61)	(73)	(135)	(214)

Income Before Income Taxes	8,041	9,930	33,651	40,757
Provision for Income Taxes	2,815	3,321	8,073	14,265

Net Income	$5,226	$6,609	$25,578	$26,492

Net Income Per Share:
Basic	$0.23	$0.29	$1.13	$1.18
Diluted	$0.23	$0.29	$1.11	$1.16

Weighted Average Shares Outstanding:
Basic	22,811,391	22,510,479	22,710,838	22,414,111
Diluted	23,084,247	22,929,906	23,000,621	22,833,246

Depreciation
Premium Connection	$1,923	$1,784	$7,367	$6,686
Pressure Control	712	669	2,769	2,394
Corporate Administration	463	442	1,764	1,747

Total Depreciation	3,098	2,895	11,900	10,827

Capital Expenditures	3,200	2,688	8,558	17,928

Pressure Control Backlog
Capital Equipment	$11,535	$32,505

HYDRIL COMPANY

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	December 31, 2003	December 31, 2002
CURRENT ASSETS:
Cash and cash equivalents	$54,139	$61,590
Investments	6,831	7,899
Total receivables	41,094	40,618
Total inventories	36,416	41,484
Other current assets	13,517	13,015

Total current assets	151,997	164,606

LONG-TERM ASSETS:
Property, net	105,047	107,031
Other long-term assets	7,508	6,571

Total long-term assets	112,555	113,602

TOTAL	$264,552	$278,208

CURRENT LIABILITIES:
Accounts payable	$13,481	$13,723
Accrued liabilities and other current liabilities	22,021	30,400
Current portion of long-term debt and capital leases	—	30,000

Total current liabilities	35,502	74,123

LONG-TERM LIABILITIES:
Post retirement, pension benefits and other	12,040	16,948

Total long-term liabilities	12,040	16,948

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	217,010	187,137

TOTAL	$264,552	$278,208